Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-285184

Supplement No. 1 dated August 6, 2026

To prospectus supplement dated February 25, 2025

(To prospectus dated February 25, 2025)

$500,000,000

Apple Hospitality REIT, Inc.

This supplement (this “Supplement”) is being filed to update, amend and supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025 (the “Prospectus Supplement”) and the base prospectus dated February 25, 2025 (the “Base Prospectus”), relating to the offer and sale, from time to time, of up to $500,000,000 in the aggregate of our common shares, no par value, pursuant to that certain equity distribution agreement, dated February 23, 2024, as amended February 25, 2025 and August 6, 2026 (the “Equity Distribution Agreement”), by and among the Company and Jefferies LLC, Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., BofA Securities, Inc., BTIG, LLC, Huntington Securities, Inc., KeyBanc Capital Markets Inc., Regions Securities LLC, Truist Securities, Inc., and Wells Fargo Securities, LLC (collectively, the “sales agents” and each individually, a “sales agent”). This Supplement should be read in conjunction with the Prospectus Supplement and accompanying Base Prospectus. This Supplement is only intended to update, amend and supplement certain information in the Prospectus Supplement to the extent set forth herein. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

On August 6, 2026, we entered into an amendment to the Equity Distribution Agreement, pursuant to which Huntington Securities, Inc. was added as a sales agent under the Equity Distribution Agreement, and B. Riley Securities, Inc., SMBC Nikko Securities America, Inc. and Scotia Capital (USA) Inc. were removed as sales agents under the Equity Distribution Agreement, and accordingly, any reference to “sales agents” in the Prospectus Supplement shall hereafter be deemed to include Huntington Securities, Inc. and deemed not to include B. Riley Securities, Inc., SMBC Nikko Securities America, Inc., or Scotia Capital (USA) Inc.

As of the date hereof, $500,000,000 in the aggregate of our common shares remains available for issuance pursuant to the Prospectus Supplement under the Equity Distribution Agreement.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “APLE.” The last reported sale price of our common shares on the NYSE on August 5, 2026 was $16.55 per share.

The validity of the common shares offered by means of the Prospectus Supplement and the accompanying prospectus, as well as certain U.S. federal income tax matters, have been passed upon for us by Hogan Lovells Cadwalader US LLP. Certain legal matters will be passed upon for the sales agents by Morrison & Foerster LLP.

Investing in our common shares involves risk. You should carefully read and consider the “Risk Factors” referenced on page S-4 of the Prospectus Supplement, as well as those described in our most recent Annual Report on Form 10-K and in other information that we file from time to time with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement, the Prospectus Supplement or the accompanying Base Prospectus. Any representation to the contrary is a criminal offense.

Jefferies	Baird	BMO Capital Markets	BofA Securities	BTIG

Huntington Capital Markets	KeyBanc Capital Markets	Regions Securities LLC	Truist Securities	Wells Fargo Securities

Supplement No. 1 dated August 6, 2026 to Prospectus Supplement dated February 25, 2025.